Ally Financial Announces Additional Board Members

DETROIT (Aug. 15, 2012) -- Ally Financial Inc. (Ally) today announced that Gerald Greenwald and Henry S. Miller have been elected to its board of directors. The appointments, as well as the re-election of the current members of the Ally board, occurred earlier today at a meeting of Ally’s common stockholders.

“Gerald and Henry are valued additions to the Ally board,” said Ally Chairman Franklin (Fritz) Hobbs. “They bring extensive experience from both the financial and auto sectors and will add key perspectives as Ally continues its transformation. We are pleased to have these two seasoned leaders join the board.”

Greenwald is a founder of Greenbriar Equity Group, a private equity firm focused on the global transportation sector. Prior to this, Greenwald was the chairman and chief executive officer of United Airlines from 1994 to 1999. During his time at the airline, he helped return the company to profitability and build its leadership position globally. Greenwald began his career in the automotive industry at Ford Motor Company where he worked in several positions including controller, director of operations in Europe and president of Ford of Venezuela. He later joined Chrysler, where he worked in various positions including corporate controller and chief financial officer before being promoted to vice chairman.

Miller has served as chairman of Marblegate Asset Management, LLC since its formation in 2009. He was also co-founder, chairman and managing director of Miller Buckfire & Co., LLC from 2002 until 2011. Miller has an accomplished background in restructurings and has worked in various capacities on several complex cases throughout his career. Prior to founding Miller Buckfire, he was vice chairman and managing director at Dresdner Kleinwort Wasserstein, where he was the head of the financial restructuring group. He also served as managing director and head of both the restructuring and transportation industry group of Salomon Brothers. He has also served in senior leadership roles at Prudential Securities and Lehman Brothers.

Greenwald and Miller join nine other directors on the Ally board and are appointees of the U.S. Treasury.

About Ally Financial

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services.  Ally Bank, the company's direct banking subsidiary, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and online checking.  Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $179 billion in assets as of June 30, 2012, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

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Contact:
Gina Proia
646-781-2692
gina.proia@ally.com